[LETTERHEAD]

Exhibit 10.10

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is entered into between Tuesday Morning, Inc., its related and affiliated entities (collectively, “Tuesday Morning”), and Susan Davidson (“Employee”), and is intended to be a full and final resolution of all matters involving Employee’s employment with Tuesday Morning.  Specifically, the parties to this Agreement agree to the following:

1.Termination of Employment.  Employee’s employment with Tuesday Morning terminated effective as of May 28, 2015 (the “Termination Date”).

2.Payments.  Provided Employee does not revoke this Agreement as provided for in Section 9(e) of this Agreement, and in consideration for Employee’s signing this Agreement and the promises contained herein, Tuesday Morning will pay to Employee $178,365.39, less applicable deductions (the “Separation Payment”).  Subject to Section 20, the Separation Payment will be made in seventeen (17) equal installments on Tuesday Morning’s consecutive regularly scheduled paydays with the first payment to be made on the first regularly scheduled payday following the expiration of the revocation period provided for in Section 9(e) of this Agreement, but in no event later than 60 days following the Termination Date.  Each such installment shall be deemed a separate payment for purposes of the Final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), if applicable.  Tuesday Morning is not offering any tax advice to Employee regarding the Separation Payment.

Tuesday Morning also will pay to Employee the cash value of Employee’s earned but unused days of vacation time.  This payment will be made subject to applicable deductions.  Employee understands and agrees that upon her receipt of the payments described above she will have been fully compensated for all work she has performed for Tuesday Morning.

The parties agree that Tuesday Morning does not have a legal obligation to make the Separation Payment, but that it chooses to do so in consideration for Employee’s promises in this Agreement.  Employee agrees and understands that the Separation Payment is conditioned upon Employee’s continuing compliance with the terms of this Agreement.  A breach by Employee of any term of this Agreement will result in the termination of Tuesday Morning’s obligation to make any further installment payments under this Agreement and Employee will repay to Tuesday Morning any part of the Separation Payment Employee has received under the terms of this Agreement.

3.Benefits.  All of Employee’s employment benefits from Tuesday Morning will terminate as of the end of the month of termination, except where provided for by a specific Tuesday Morning benefit plan, by an applicable statute, or by this Agreement.  Pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employee and her eligible family members have the right to continue their coverage under Tuesday Morning’s health insurance plan.

4.Career Transition Services.  Tuesday Morning will provide Employee with career transition services from RiseSmart that will assist the Employee in her search for a new position.  Tuesday Morning will pay up to $2,500 to RiseSmart for a services package, if and to the extent used by Employee prior to March 15th of the calendar year following the calendar year containing the Termination Date.

Initials_RMR/SD_____

[LETTERHEAD]

5.Return of Tuesday Morning Property.  As of the date Employee signs this Agreement, she represents that she has returned to Tuesday Morning all Company-owned or leased property or documents in her possession or under her control, except for documents related to her compensation and benefits.

6.Cooperation.  Employee further agrees that she will make herself reasonably available, either in person or by telephone to answer questions, provide information, and to otherwise provide reasonable assistance to Tuesday Morning as may reasonably be requested from time to time.  Employee further agrees, upon reasonable request, to provide Tuesday Morning her truthful and complete cooperation in any litigation matters arising out of or related to either her or Tuesday Morning’s activities.  Such cooperation will be truthful and voluntary on her part. This cooperation agreement remains in effect at all times.

7.Nondisclosure and Nonuse.  Employee, during her employment by Tuesday Morning, has had access to and has become familiar with Tuesday Morning’s operations, procedures, computer systems, customer information, pricing techniques, methods of doing business, merchandise, marketing plans, financial and accounting information, policies and practices, employee salary and benefit information and other confidential information which is regularly used in the operation of Tuesday Morning’s business, but is not within the public domain.  For the purposes of this Agreement all such information is collectively referred to as the “Confidential Information.”  Employee acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of Tuesday Morning, the disclosure or use of which could cause substantial injury and loss of profits and goodwill to Tuesday Morning.  Accordingly, Employee shall not directly or indirectly in any way use or disclose any of the Confidential Information.  Employee also agrees not to voluntarily testify about Tuesday Morning and not to voluntarily assist third parties against Tuesday Morning or voluntarily testify without a subpoena or court order against Tuesday Morning.  Employee also agrees she has not improperly during employment, and has not and will not following the Termination Date, disclose Confidential Information, access Tuesday Morning’s computer systems, download files or information from Tuesday Morning’s computer systems or in any way interfere, disrupt, modify or change any computer program used by Tuesday Morning or any data stored on Tuesday Morning’s computer systems.

8.Release.  Employee, on behalf of herself and her heirs, executors or administrators, hereby releases, discharges and agrees not to sue or file any charges or claims against Tuesday Morning, its predecessors, successors and assigns, parent, subsidiaries, affiliates, current and former directors, officers, shareholders, employees, representatives, agents, and employee benefit plans under any local, state, or federal law, for any type of claim, demand or action whatsoever.  Employee understands and agrees that she is waiving and releasing any and all claims, known or unknown as of the date of this Agreement, that she may have against Tuesday Morning, its predecessors, successors and assigns, parent, subsidiaries, affiliates, current and former directors, officers, shareholders, employees, representatives, agents, and employee benefit plans, including, but not limited to, claims for unpaid wages, employment discrimination, breach of contract, fraud, emotional distress, wrongful discharge, negligence, personal injury and retaliation, whether or not such claims arise under common-law, contract or tort theories or under any federal, state or local law, including without limitation Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974; the Patient Protection and Affordable Care Act of 2010; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Notification Act; the Fair Labor Standards Act of 1938, as amended; the Genetic Information Nondiscrimination Act of 2008; and the Age Discrimination in Employment Act.  This release does not affect Employee’s right to benefits under the terms of any employee benefit plan in which she participated while employed by Tuesday Morning, her right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), her right to enforce the terms of this Agreement, or any right which as a matter of law may not be waived.

Initials_RMR/SD_____

[LETTERHEAD]

9.Waiver of Age Discrimination Claim.  By executing this Agreement, Employee acknowledges:

(a)She has been advised and is again advised in this writing (i.e. through this Agreement) of her right to consult with an attorney of her choosing regarding the terms of this Agreement, the effect of this Agreement, and her legal rights prior to executing this Agreement, and that she has had an adequate opportunity to do so;

(b)She has read this Agreement and fully understands its terms, including the fact that this Agreement specifically releases and waives all rights and claims Employee may have under the Age Discrimination in Employment Act of 1967 prior to the date on which Employee signs this Agreement;

(c)She is not waiving any rights or claims that may arise after the date this Agreement is signed;

(d)She has 21-days from the date she receives this Agreement to review and consider this Agreement before executing it, and any agreed changes, whether material or not, do not restart the running of the 21-day period;

(e)For a period of seven days following the date Employee signs this Agreement, Employee may revoke this Agreement, in which case this Agreement and the obligations herein, are null and void.  Employee understands that Tuesday Morning’s obligations under this Agreement shall not become effective or enforceable until the revocation period expires, and that she will not receive the benefits provided by this Agreement if she revokes this Agreement.  In order for the revocation to be effective it must be in writing and delivered to the Company’s Human Resources Department in Dallas, Texas; and

(f)She is entering into this Agreement knowingly and voluntarily, of her own free will, and without any coercion, undue influence, threat or intimidation of any kind, and that she agrees to all the terms of this Agreement and intends to be legally bound by them.

10.Waiver of Future Employment.  Employee agrees that in the future she will not apply for employment with Tuesday Morning and will not accept any offer of employment made by any employee of Tuesday Morning or anyone purporting to represent Tuesday Morning.

11.Mutual No Disparagement.  Employee agrees that Tuesday Morning’s goodwill and reputation are assets of value which were obtained through costs, time and effort.  Therefore, subject to Section 14 of this Agreement, Employee agrees that Employee will not in any way, directly or indirectly, disparage, libel or defame Tuesday Morning, their business or their business practices, services or employees. Employee further agrees, subject to Section 14 of this Agreement, not to engage in any conduct or take any action, written or oral, that will interfere with Tuesday Morning’s operations or its relationships with its employees, vendors and customers.  Tuesday Morning agrees that on and after the effective date of this Agreement it shall not, directly or indirectly, disparage, libel or defame Employee’s skills, integrity or her personal or business reputation.  For purposes of this Section 11, Tuesday Morning’s obligations shall be limited to (a) senior executives who have the title of Senior Vice President, Executive Vice President, President/Chief Operating Officer and Chief Executive Officer and (b) representatives of the Human Resources Department.

12.References.  In response to requests by prospective employers for information about Employee’s employment by Tuesday Morning, Tuesday Morning will disclose only Employee’s dates of employment and position and will verify her salary.

Initials_RMR/SD_____

[LETTERHEAD]

13.Confidentiality of this Agreement.  Subject to Section 14 of this Agreement, it is the express intent of the parties that the terms and conditions of this Agreement shall not be disclosed except in response to a validly issued subpoena, a request from a government agency or as set out below.  The parties agree that Tuesday Morning may disclose the terms of this Agreement to its officers, directors, managers, attorneys and to those employees who are necessary to carry out the terms of the Agreement.  The parties agree that Employee may disclose the terms of this Agreement only to her spouse, her attorney and to her financial advisor.

14.Retention of Right to File an EEOC Charge.  Nothing in this Agreement is intended to interfere with Employee’s right to file a charge or complaint through the EEOC or another government agency in connection with any claim Employee believes Employee may have against Tuesday Morning.  Similarly, nothing in this Agreement is intended to interfere with Employee’s right to initiate or respond to communications with or participate in any investigation conducted by the EEOC or another government agency.  However, by executing this Agreement, Employee agrees not to file a lawsuit to assert any claims released in this Agreement, and waives the right to recover any monetary damages or other personal relief (including legal or equitable relief and attorneys’ fees and costs) in any proceeding Employee may bring before the EEOC or any other government agency, or in any proceeding brought by another person or entity, including the EEOC or any other government agency, on Employee’s behalf.

15.Non-Solicitation or Hiring.  Employee agrees that she will not hire or solicit for employment any employees, officers or senior management of Tuesday Morning for a period of 12 months after the date of this Agreement.

16.No Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission by Tuesday Morning that it has violated any law or acted wrongfully with respect to Employee or any other person, all such admissions being expressly denied.

17.Entire Agreement/Modification.  This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements, representations or understandings between the parties regarding the subjects in this Agreement.  Employee represents and acknowledges that in executing this Agreement, Employee does not rely on, and specifically disavows any reliance on, any communications, promises, statements, inducements, or representations, oral or written, by Tuesday Morning or its employees or representatives, except as expressly contained in this Agreement.  Employee further represents that Employee is relying on Employee’s own judgment in entering into this Agreement.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and signed by the parties.

18.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

19.Miscellaneous.  This Agreement shall be construed as a whole in accordance with its fair meaning and not strictly for or against any of the parties.  If any court determines that any provision of this Agreement is unenforceable for any reason, the parties agree that such determination shall not bar or affect the parties’ right to enforce the remaining provisions of this Agreement.  A waiver of a breach of any term of this Agreement by any party shall not be construed as a waiver of any subsequent breach of the same term or of any other breach of a different term.  This Agreement may be executed by each party in separate counterparts, each of which shall be deemed an original and constitute one document.

20.Section 409A Compliance.

Initials_RMR/SD_____

[LETTERHEAD]

(a)Notwithstanding any provisions of this Agreement to the contrary, to the extent (i) any payments to which Employee becomes entitled under this Agreement, constitute deferred compensation subject to Section 409A of the Code, (ii) Employee is deemed at the time of such termination of employment to be a “specified employee” as defined in the applicable Final Treasury Regulations under Section 409A of the Code, or any successor provision thereto, and (iii) at the time of Employee’s separation from service Tuesday Morning is publicly traded (as defined in Section 409A of Code) and the provisions of this Section 20(a) otherwise apply to Employee, then such payment or payments shall not be made or commence until the earliest of (x) the expiration of the six-month period measured from the date of Employee’s Termination Date (or, if earlier, the date of death of Employee). Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 20 shall be paid to Employee or Employee’s beneficiary in one lump sum.

(b) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Final Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Employee to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

(c)Notwithstanding any provision of this Agreement to the contrary, if the 28-day period (consisting of the 21-day review period plus the seven day revocation period) described in Section 9 of this Agreement commences in one taxable year and ends in another taxable year, the Separation Payment shall be paid beginning on the first regularly scheduled payday in the later taxable year.

21.Acknowledgment.  By signing below, the parties represent that they have carefully read and considered this Agreement and fully understand the extent and impact of its provisions.  The parties acknowledge they have signed this Agreement voluntarily.

* * * * * * *

[Remainder of Page Intentionally Left Blank

Signature Page Follows]

Initials_RMR/SD_____

[LETTERHEAD]

EMPLOYEETUESDAY MORNING, INC.

By:  __/s/ Susan Davidson________By:  /s/ R. Michael Rouleau

Susan DavidsonName:R. Michael Rouleau

Title:Chief Executive Officer

__7/2/2015______________________June 29, 2015_________________

Date signedDate signed